Exhibit 99.1

PERSONNEL ANNOUNCEMENT

CONTACT:
Brian L. Cantrell
Alliance Resource Partners, L.P.
1717 South Boulder Avenue, Suite 400
Tulsa, Oklahoma 74119
FOR IMMEDIATE RELEASE	(918) 295-7673

ALLIANCE RESOURCE PARTNERS, L.P.

Megan J. Cordle Promoted to Vice President, Controller and Chief Accounting Officer Upon Retirement of Robert J. Fouch; Mindy M. Kerber Promoted to Vice President and Assistant Controller

TULSA, Oklahoma, February 14, 2022 –Alliance Resource Partners, L.P. (NASDAQ "ARLP") today announced that Megan J. Cordle has been promoted to Vice President, Controller and Chief Accounting Officer.  Mrs. Cordle succeeds Robert J. Fouch effective with his retirement on March 1, 2022.  Mindy M. Kerber will replace Mrs. Cordle in the role of Vice President and Assistant Controller.

"Bob Fouch has been a key member of the Alliance team for over 40 years," said Joseph W. Craft III.  "Bob’s leadership and dedication have been invaluable to the success enjoyed by ARLP and he has our deepest appreciation and gratitude for his many contributions.  During his time at Alliance, Bob has built a strong team and I am confident that the vast experience of Megan and Mindy will serve ARLP well as we continue to focus on creating long-term value for our unitholders."

Since joining the Alliance organization in October 1999, Mrs. Cordle has held several positions of increasing responsibility, most recently serving as Vice President and Assistant Controller. In her new role, Cordle assumes responsibility for ARLP’s accounting, tax and financial reporting functions.  Prior to joining Alliance, Mrs. Cordle held the position of Audit Manager with Deloitte & Touche LLP in Tulsa.  She is a certified public accountant and holds a Bachelor of Science in Accounting from the University of Tulsa.

Mrs. Kerber joined ARLP’s financial reporting staff in May 2006 and most recently held the position of Director of Corporate Accounting.  In her new role, Kerber will continue to report to Mrs. Cordle, overseeing the corporate accounting function and assuming responsibility for the operations, revenue, and payroll and benefits accounting functions. Before joining Alliance, Mrs. Kerber worked with the audit services group in the Tulsa and Little Rock offices of Deloitte & Touche LLP.  She is a certified public accountant and earned her Master of Accountancy and Bachelor of Science in Accounting from the University of Arkansas.

*****

-MORE-

About Alliance Resource Partners, L.P.

ARLP is a diversified natural resource company that generates operating and royalty income from coal produced by its mining complexes and royalty income from mineral interests it owns in strategic oil & gas producing regions in the United States, primarily the Permian, Anadarko and Williston basin.

ARLP currently produces coal from seven mining complexes its subsidiaries operate in Illinois, Indiana, Kentucky, Maryland and West Virginia.  ARLP also operates a coal loading terminal on the Ohio River at Mount Vernon, Indiana.  ARLP markets its coal production to major domestic and international utilities and industrial users and is currently the second largest coal producer in the eastern United States.

In addition, ARLP also generates income from a variety of other sources.

News, unit prices and additional information about ARLP, including filings with the Securities and Exchange Commission ("SEC"), are available at http://www.arlp.com.  For more information, contact the investor relations department of ARLP at (918) 295-7674 or via e-mail at investorrelations@arlp.com.

-END-